Exhibit 99.1

Contacts

       Caraco Pharma - Jitendra Doshi or Bob Kurkiewicz - P: 313 871-8400 Marcotte Financial Relations - Mike Marcotte - P: 248 656-3873

            Caraco Declares Unaudited Preliminary Results for 2004:
                        Revenues $ 60.3 Million, Up 32%,
                    Net Cash from Operations $22.0 Million,
       Net loss $0.1 Million after Non-cash R&D expense of $24.4 Million,
                   Caraco Repays All Loans and is Debt-Free.
                   2005 Revenues Expected to Grow 15% to 20%.

DETROIT, Jan 20, 2005 /PRNewswire-FirstCall via COMTEX/ -- Caraco Pharmaceutical Laboratories, Ltd. (Amex: CPD) declared record revenues of $60.3 million and record net cash from operations of $22.0 million for 2004. After non-cash R&D expense of $24.4 million, net loss was $0.1 million, Jitendra N. Doshi, Chief Executive Officer, announced today.

The 2004 unaudited preliminary results are being declared to facilitate statutory consolidation of Caraco results in the 3rd quarter unaudited results of Sun Pharmaceutical Industries Ltd., of which Caraco is a 64% subsidiary.

"During 2004, we used available cash to fully repay $23.3 million of all outstanding loans, to increase Inventories by $7.5 million and to invest in facility upgrades of $3.9 million." Mr. Doshi added that, "Caraco's outstanding debt as of December 31, 2004 has been totally eliminated, from $33.7 million two years ago.

"We are very pleased to have exceeded our 2004 revenue guidance of 20-25% growth. We expect our sales in 2005 to grow 15% to 20% over sales in 2004. However, increased competition may cause pricing pressures and result in lower prices. This may adversely affect growth rates and gross margins. Management has and will continue to work diligently to counter this through increased sales volumes, better-cost absorption of operational overheads, and cost reductions," Mr. Doshi stated.

He added that, in December 2004, Caraco selected three additional products for development pursuant to the November 21, 2002 products agreement with Sun Pharma Global, Inc. With this, a total of 18 products have now been selected out of the 25 products to be transferred under this agreement.

Of these 18 products, 8 products have passed bioequivalency studies and 10 are in various stages of development. Of the 8 products, 6 ANDAs were filed with the FDA during 2004. We received approval for two products during 2004. There are currently 6 ANDAs pending FDA approval.

Detroit-based Caraco Pharmaceutical Laboratories, Ltd., develops, manufactures and distributes generic and private-label prescription drugs to some of the nation's largest wholesalers, distributors, drugstore chains, healthcare systems and state and federal agencies.

Safe Harbor: This news release contains forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward- looking statements. These risks and uncertainties are contained in the Corporation's filings with the Securities and Exchange Commission and


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include: that the information is of a preliminary nature and may be subject to further adjustment; not obtaining FDA approval for new products or delays in receiving FDA approvals; governmental restrictions on the sale of certain products; dependence on key personnel; development by competitors of new or superior products or cheaper products or new technology for the production of products or the entry into the market of new competitors; market and customer acceptance and demand for new pharmaceutical products; availability of raw materials in a timely manner, at competitive prices, and in required quantities; timing and success of product development and launch; integrity and reliability of the Company's data; lack of success in attaining full compliance with regard to regulatory and cGMP compliance; experiencing difficulty in managing our recent rapid growth and anticipated future growth; dependence on limited customer base; occasional credits to certain customers reflecting price reductions on products previously sold to them and still available as shelf-stock; possibility of an incorrect estimate of charge-backs and the impact of such an incorrect estimate on net sales, gross profit and net income; dependence on few products generating majority of sales; product liability claims for which the Company may be inadequately insured; subjectivity in judgment of management in applying certain significant accounting policies derived based on historical experience, terms of contracts, our observations of trends of industry, information received from our customers and other sources, to estimate revenues, accounts receivable, allowances including chargebacks, rebates, income taxes, values of assets and inventories etc., litigation involving claims of patent infringement and other risks identified in our reports and registration statements filed with the Securities and Exchange Commission. These forward-looking statements represent our judgment as of the date of this report. We disclaim, however, any intent or obligation to update our forward-looking statements.